Exhibit 99.1

Aerojet Rocketdyne Stockholders Approve Proposed Acquisition by Lockheed Martin

EL SEGUNDO, Calif., March 9, 2021 (GLOBE NEWSWIRE) – Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) today announced that, at a special meeting held on March 9, 2021, Aerojet Rocketdyne’s stockholders approved the merger agreement providing for the proposed acquisition of Aerojet Rocketdyne by Lockheed Martin Corporation (NYSE: LMT).

Approximately 99.76% of the shares whose holders were present in person or by proxy at the special meeting were voted in favor of the adoption of the merger agreement and the transactions contemplated thereby, which represented approximately 78.78% of the total number of shares of Aerojet Rocketdyne common stock issued and outstanding as of the close of business on February 4, 2021, the record date for the special meeting.

The transaction is expected to close in the second half of 2021, pending receipt of regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and satisfaction of other closing conditions specified in the merger agreement.

About Aerojet Rocketdyne

Aerojet Rocketdyne, a subsidiary of Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD), is a world-recognized aerospace and defense leader that provides propulsion systems and energetics to the space, missile defense and strategic systems, and tactical systems areas, in support of domestic and international customers. For more information, visit www.Rocket.com and www.AerojetRocketdyne.com. Follow Aerojet Rocketdyne and CEO Eileen Drake on Twitter at @AerojetRdyne and @DrakeEileen.

FORWARD-LOOKING STATEMENTS

Certain information contained in this communication should be considered “forward-looking statements” as defined by Section 21E of the Securities Exchange Act of 1934, as amended. All statements included or incorporated by reference in this communication, other than statements of historical fact, may be forward-looking statements.

The usage of words such as “estimate,” “may,” “will,” “could,” “anticipate,” “expect,” “intend,” “believe,” “continue” or the negative of such terms, or other similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

Actual results may be materially different from any future results expressed or implied by such forward-looking statements. Among other risks and uncertainties, there can be no guarantee that the Merger will be completed, or if it is completed, that it will close within the anticipated time frame. Additional risks and uncertainties relating to the transaction include: (1) conditions to the closing of the transaction contained in the Merger Agreement may not be satisfied or waived; (2) the transaction may involve unexpected costs, liabilities or delays; (3) Aerojet Rocketdyne’s business may suffer as a result of uncertainty surrounding the transaction, including due to disruption of current plans and operations and the potential difficulties in employee retention as a result of the transaction; (4) the outcome of any legal proceedings related to the transaction; (5) required regulatory approvals may not be obtained on a timely basis or at all; and (6) an event, change or other circumstance may occur that could give rise to the termination of the Merger Agreement. Important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements are described in the “Risk Factors” section in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC. Forward-looking statements speak only as of the date hereof, and no obligation is assumed to update any forward-looking statements, even if expectations change, except as required by law.

Aerojet Rocketdyne Media Contacts:

Steve Warren: (703) 650-0278

Steven.Warren@rocket.com